EXHIBIT 99.1

Aastrom Regains Compliance With NASDAQ Minimum Bid Requirement

ANN ARBOR, Mich., March 4, 2010 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTMD), a leading developer of autologous cellular therapies for the treatment of severe cardiovascular diseases, today reported that the company has regained compliance with the $1.00 minimum bid price requirement for continued listing under NASDAQ Listing Rule 5550(a)(2).  Accordingly, the company is currently in full compliance with all listing requirements of the NASDAQ Capital Market.

On February 18, 2010, the company effected a reverse stock split to increase the per-share trading price of Aastrom's common stock to meet the NASDAQ requirement and to attract greater institutional ownership of the company's shares.

The ticker symbol for Aastrom Biosciences will change from ASTMD to ASTM as of March 18, 2010.

About Aastrom Biosciences

Aastrom Biosciences is developing autologous cellular therapies for use in the treatment of severe cardiovascular diseases.  The company's proprietary cell-processing technology enables the production of cellular therapies using a patient's own bone marrow that can be delivered directly to damaged tissues.  Aastrom has advanced this technology into late-stage clinical development and is conducting two Phase 2 clinical trials to treat dilated cardiomyopathy and a Phase 2b clinical trial to treat critical limb ischemia. For more information, please visit Aastrom's website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:  Berry & Company
          Media:
          Bill Berry
          (212) 253-8881
          bberry@berrypr.co

          Aastrom Biosciences
          Investors:
          Kimberli O'Meara
          (734) 930-5777
          ir@aastrom.com